EXHIBIT 99.1

LUTHER BURBANK CORPORATION REPORTS
EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2022 AND ANNOUNCES QUARTERLY DIVIDEND

Third Quarter 2022 Highlights
•Net income of $21.0 million, or $0.41 per diluted share
•Net interest margin of 2.42%
•Return on average assets and equity of 1.10% and 12.33%, respectively
•Efficiency ratio of 33.6% (1)
•Loan production of $530.1 million
•Weighted average coupon on loan originations increased by 31% to 4.65%
•Nonperforming assets to total assets of 0.05%
~~•~~Tangible book value per share of $13.18 (1)
•Quarterly cash dividend of $0.12 per common share declared

	As of or For the Three Months Ended (2)
(Dollars in thousands, except per share amounts)	September 30, 2022	June 30, 2022	September 30, 2021
Performance Ratios
Return on average assets	1.10%	1.23%	1.34%
Return on average equity	12.33%	13.41%	15.24%
Net interest margin	2.42%	2.62%	2.47%
Efficiency ratio (1)	33.61%	27.86%	32.13%
Income Statement
Net interest income	$45,474	$47,472	$45,116
Net income	$21,002	$22,567	$24,743
Pre-tax, pre-provision net earnings (1)	$30,367	$34,509	$30,912
Diluted earnings per share	$0.41	$0.44	$0.48
Balance Sheet
Total loans	$6,854,455	$6,637,829	$6,343,861
Total deposits	$5,794,380	$5,668,759	$5,587,156
Net charge-off ratio	—%	—%	—%
Nonperforming assets to total assets	0.05%	0.07%	0.01%
Capital
Tier 1 leverage ratio	9.99%	10.20%	9.63%
Tangible book value per share (1)	$13.18	$13.09	$12.59
Growth in tangible book value per share	0.73%	1.22%	2.75%
Dividend declared per share	$0.12	$0.12	$0.12

(1) See "Non-GAAP Reconciliation" table
(2) Unaudited

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

SANTA ROSA, Calif. (October 25, 2022) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $21.0 million and $66.5 million, or $0.41 and $1.30 diluted earnings per common share (“EPS”), for the quarter and nine months ended September 30, 2022, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our earnings for the third quarter despite a challenging interest rate environment. Loans grew at an annualized rate of 13% during the quarter, benefiting from a combination of healthy loan demand and slowing prepayment speeds. Originations exceeded $530 million during the quarter, while prepayment speeds have started to moderate as a result of the increase in interest rates, which has made refinancing activity less attractive to our existing borrowers. The weighted average rate on newly originated loans increased to 4.65% during the quarter, helping to improve our quarterly loan yield to 3.70%. On the deposit side, retail deposits declined by $92 million during the quarter as alternative investment opportunities for our depositors have put pressure on our ability to generate retail deposits. We primarily utilized wholesale sources to fund our loan originations during the quarter, negatively impacting our cost of funds, which rose by 49 basis points. As a result, our quarterly net interest margin declined by 20 basis points to 2.42% compared to 2.62% during the linked quarter. Through it all, credit quality has remained pristine with nonperforming assets to total assets decreasing to 0.05% from 0.07% at the end of the linked quarter. As I suggested last quarter, I am encouraged by the credit strength of our loan portfolio, which I firmly believe has us well positioned to successfully manage through an anticipated slowing of the economy. Finally, we continue to be one of the most efficient banks in our industry, with an efficiency ratio of 34% and a ratio of noninterest expense to total average assets of 80 basis points.”
Ms. Lagomarsino concluded, "I'm also pleased to announce that our tangible book value per share grew by an annualized rate of 3%, to $13.18, as compared to year end, despite the net impact that rising interest rates have had on the market value adjustments of our available for sale investment portfolio. These adjustments are included in equity through accumulated other comprehensive income and totaled, net of tax, $10.5 million during the quarter and $31.9 million year to date.”

Income Statement
The Company reported net income of $21.0 million, or $0.41 EPS, for the three months ended September 30, 2022 compared to net income of $22.6 million, or $0.44 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $30.4 million for the three months ended September 30, 2022 compared to $34.5 million for the linked quarter.
Net Interest Income
Net interest income in the third quarter of 2022 was $45.5 million, a decrease of $2.0 million from the second quarter, due to higher interest expense on our deposit portfolio and Federal Home Loan Bank ("FHLB") advances, partially offset by higher interest income on loans and investments. The increase in interest expense was primarily due to higher interest rates on deposits and an increase in the average balance and cost of FHLB advances. The increase in loan interest income was primarily due to higher income earned on our interest rate swaps, as well as an increase in the average balance and interest rate of loans. Interest income on investments benefited from an increase in interest rates. At September 30, 2022, 43% of our investments were in their floating rate period and had a weighted average repricing frequency of 2.9 months. As compared to the linked quarter, the average balance and cost of interest bearing deposits and FHLB advances increased by $74.5 million and 50 basis points, respectively, and $207.6 million and 30 basis points, respectively, while the average balance and yield on our loan portfolio and investments increased by $254.8 million and 20 basis points, respectively, and $28.8 million and 67 basis points, respectively.
During the three months ended September 30, 2022, the Company entered into two new interest rate swap agreements with an aggregate notional amount of $300 million. The swaps provide a hedge against the interest rate risk associated with hybrid adjustable loans in their fixed period. As of September 30, 2022, the Company held swaps with an aggregate notional amount of $1.3 billion. At September 30, 2022, these swaps carried a weighted average fixed rate payment of 1.54%, while receiving a federal funds weighted average rate of 3.08%. The net hedging impact associated with our swaps is reported in interest income on loans.
Net interest margin for the third quarter of 2022 was 2.42% compared to 2.62% for the previous quarter. Our net interest margin reflects the net impact of an increase in the cost of interest bearing liabilities, partially offset by an increase in the yield on interest earning assets. During the third quarter, the cost of our interest bearing liabilities increased by 49 basis points primarily due to an increase in the cost of our deposits and FHLB advances, while the yield on our interest earning assets increased by 25 basis points primarily due to an increase in our loan and investment yields. Our net interest spread in the third quarter was 2.30%, decreasing by 24 basis points as compared to the linked quarter.
Noninterest Income
Noninterest income for the third quarter of 2022 was $269 thousand, a decrease of $93 thousand compared to the second quarter. The decrease was primarily attributable to declines in the fair value of equity securities and deposit related fee income, partially offset by an increase in income earned on Community Reinvestment Act ("CRA") investments. Changes in fair value are primarily attributed to the rise in market interest rates.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the third quarter of 2022 was $15.4 million, an increase of $2.1 million compared to the linked quarter. The increase was predominantly due to a $1.8 million increase in compensation costs primarily due to a $1.6 million decline in capitalized loan origination costs due to lower loan origination volume. Our efficiency ratio was 33.6% for the quarter ended September 30, 2022 compared to 27.9% for the previous quarter and was impacted by the increase in noninterest expense as well as the declines in net interest income and noninterest income.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet
Total assets at September 30, 2022 were $7.9 billion, an increase of $741.6 million, or 10.3%, from December 31, 2021. The increase was primarily due to a $557.0 million increase in loans and a $118.2 million increase in cash and cash equivalents as compared to prior year-end. Total liabilities were $7.2 billion at quarter end, an increase of $734.1 million, or 11.3%, from December 31, 2021. The increase in total liabilities was primarily attributable to a $450.0 million increase in FHLB advances and growth in our deposits of $256.1 million.
Loans
Total loans at September 30, 2022 were $6.9 billion, increasing 8.8% compared to December 31, 2021. Loan growth during the nine months ended September 30, 2022 was driven by origination volume of $1.8 billion, partially offset by the early prepayment of loans. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 68.2% and 31.5%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid-adjustable rate multifamily residential and nonresidential commercial real estate loans and totaled $4.7 billion and $4.4 billion at September 30, 2022 and December 31, 2021, respectively. Our SFR loan portfolio totaled $2.2 billion and $1.9 billion, respectively, as of the same dates, and consisted primarily of hybrid-adjustable rate loans representing 85.1% and 84.4% of the total, respectively. The remaining portion of our SFR loan portfolio consisted of 30-year fixed rate loans.

Selected Loan Data (1)	As of or For the Three Months Ended			As of or For the Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Loan Yield
IPL Portfolio	3.75%	3.74%	3.77%	3.75%	3.71%
SFR Loan Portfolio	3.56%	2.94%	2.71%	3.04%	2.86%
Loan Originations
IPL Portfolio	$296,296	$501,584	$256,320	$1,109,427	$968,570
SFR Loan Portfolio (2)	$231,249	$231,383	$203,653	$714,596	$592,627
Weighted Average Coupon on Loan Originations
IPL Portfolio	4.31%	3.39%	3.40%	3.61%	3.37%
SFR Loan Portfolio (2)	5.06%	3.90%	3.21%	3.93%	3.24%
Prepayment Speeds
IPL Portfolio	16.02%	24.01%	24.14%	20.67%	22.23%
SFR Loan Portfolio	15.24%	25.57%	41.26%	27.07%	40.67%
Weighted Average Months to Repricing
IPL Portfolio	36.7	36.8	34.0	36.7	34.0
SFR Loan Portfolio	88.0	91.4	86.8	88.0	86.8

(1) The table above excludes loan data related to construction and land loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million, with a weighted average coupon rate of 2.31%, in February 2021, which is excluded from our loan originations for the nine months ended September 30, 2021 and the weighted average coupon on loan originations above.

During the three months ended September 30, 2022, the Company's internal production of new loans was $530.1 million, a decrease of $202.8 million, or 27.7%, as compared to the linked quarter. During the quarter, the weighted average coupon on SFR and IPL loan originations increased by 116 and 92 basis points, respectively, compared to the linked quarter due to the current rising interest rate environment.
During the current quarter, IPL prepayment speeds slowed as the increase in interest rates have started to affect refinance activity. The interest rate on the prepayment and other principal reduction of IPL loans was 3.95% and 3.96% for the quarters ended September 30, 2022 and June 30, 2022, respectively.
During the three months ended September 30, 2022, SFR portfolio yields increased by 62 basis points compared to the linked quarter primarily due to the origination of new loans at substantially higher rates, and to a lesser extent, a $1.2 million increase in income earned on a swap that hedges a pool of fixed rate SFR loans and a $961 thousand decline in accelerated loan cost amortization on paid off loans. Consistent with the IPL discussion above, SFR loan portfolio prepayment speeds decreased during the current quarter due to rising market interest rates. The interest rate on the prepayment and other principal reduction of SFR loans was 3.60% and 3.59% for the quarters ended September 30, 2022 and June 30, 2022, respectively.
Asset Quality
Nonperforming assets totaled $3.8 million, or 0.05% of total assets, at September 30, 2022 compared to $2.3 million, or 0.03% of total assets, at December 31, 2021. Criticized loans, which includes loans graded Special Mention and of greater risk, were $24.1 million at September 30, 2022 compared to $16.7 million at December 31, 2021. Classified loans, which includes loans graded Substandard and of greater risk, totaled $20.7 million and $12.1 million at September 30, 2022 and December 31, 2021, respectively. The increase in criticized and classified loan balances over the past nine months was primarily attributed to isolated credit related downgrades of several loans and are not thought to represent any particular declining credit trends in our loan portfolio. As compared to the linked quarter, classified loans decreased by $1.8 million, declining as a result of the payoff of two adversely graded loans during the current quarter. As of September 30, 2022 and December 31, 2021, we had no real estate owned and we have not foreclosed on any collateral since 2015.
During the three months ended September 30, 2022, the Company recorded loan loss provisions of $500 thousand compared to loan loss provisions of $2.5 million during the three months ended June 30, 2022. The current quarter provision was primarily related to loan growth while the prior quarter provision was related to loan growth and an increase in classified loan balances. Our allowance for loan losses to total loans was 0.53% at September 30, 2022 compared to 0.54% and 0.56% at June 30, 2022 and December 31, 2021, respectively. The allowance for loan losses and the provisions for loan losses recognized were determined based on the incurred loss methodology. The Company expects to adopt the current expected credit loss ("CECL") allowance methodology on January 1, 2023.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $145.6 million at September 30, 2022 compared to $77.3 million at December 31, 2021, an increase of $68.3 million, or 88.3%. This increase was primarily due to a $24.3 million increase in the fair value of our swaps due to rising interest rates, an additional $17.6 million investment in CRA qualified activities, a $13.0 million increase in deferred tax assets related to the decline in the fair value of available for sale investment securities and the recording of right-of-use assets related to the adoption of the new lease accounting standard on January 1, 2022, currently totaling $12.8 million. The new lease standard requires lessees to record a right-of-use asset and lease liability for all long-term lease obligations.
Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment, lease right-of-use assets and tax related items.
Deposits
Deposits totaled $5.8 billion at September 30, 2022, an increase of $256.1 million, or 4.6%, from December 31, 2021. Brokered deposits increased $314.7 million, while retail deposits decreased $58.6 million from December 31, 2021. The increase in brokered deposits was generally utilized to support loan growth. During the current quarter, as a result of the rising interest rate environment, we saw a change in customer preferences related to term deposits. Consequently, the proportion of non-maturity deposits within the portfolio decreased to 54.9% compared to 57.8% at December 31, 2021, while our portfolio of time deposits increased to 45.1% from 42.2% at December 31, 2021. Our cost of interest bearing deposits was 1.00% during the quarter ended September 30, 2022 compared to 0.50% during the linked quarter. The increase in our cost of interest bearing deposits compared to the prior quarter was predominantly due to rate increases in both retail and brokered deposits.
FHLB Advances
FHLB advances totaled $1.2 billion and $751.6 million at September 30, 2022 and December 31, 2021, respectively. The increase in FHLB advances was primarily utilized to fund loan growth. At September 30, 2022, the weighted average interest rate and weighted average remaining maturity of FHLB advances outstanding was 2.34% and 1.7 years, respectively, compared to 1.68% and 2.3 years, respectively, at December 31, 2021.
Other Liabilities
Other liabilities totaled $92.3 million at September 30, 2022 compared to $64.4 million at December 31, 2021, an increase of $27.9 million, or 43.3%. The increase primarily relates to an increase in lease liabilities of $12.5 million related to the adoption of the new lease accounting standard at the beginning of the year, a $9.4 million increase in loan customer escrow account balances and a $6.6 million increase in unfunded commitments to support low income housing. See further discussion regarding the new lease standard above under "Prepaid Expenses and Other Assets".
Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, lease liabilities and accrued interest payable.
Capital
As of September 30, 2022, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	9.99%	10.20%	9.63%	N/A
Common Equity Tier 1 Risk-Based Ratio	16.85%	16.74%	16.44%	N/A
Tier 1 Risk-Based Capital Ratio	18.33%	18.24%	18.01%	N/A
Total Risk-Based Capital Ratio	19.20%	19.12%	18.98%	N/A
Tangible Stockholders' Equity Ratio (1)	8.50%	8.88%	9.01%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	11.06%	11.31%	10.61%	5.00%
Common Equity Tier 1 Risk-Based Ratio	20.29%	20.23%	19.85%	6.50%
Tier 1 Risk-Based Capital Ratio	20.29%	20.23%	19.85%	8.00%
Total Risk-Based Capital Ratio	21.17%	21.10%	20.82%	10.00%

(1) See "Non-GAAP Reconciliation" table
Stockholders’ equity totaled $676.7 million at September 30, 2022, an increase of $7.5 million, or 1.1%, compared to December 31, 2021. The increase in stockholders' equity was primarily due to net income of $66.5 million, partially offset by a decline in the fair value of available for sale investment securities, net of tax, of $31.9 million, dividends paid of $18.5 million and stock repurchases of $9.7 million during the nine months ended September 30, 2022. The $20.0 million stock repurchase plan, initiated in November 2020, was completed during the second quarter of 2022.
On October 25, 2022, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on November 14, 2022 to shareholders of record as of November 4, 2022.

Earnings Call
The Company will host a conference call on Wednesday, October 26, 2022 at 8:00 AM (PT) to discuss the Company’s results for the period. Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by dialing in or by joining the live webcast link at https://edge.media-server.com/mmc/p/rb5d5tgh. To dial in to the discussion, participants will need to register for the call at https://register.vevent.com/register/BI1dd48bb8cecf4cbe910c7608d59fc5d5. The webcast will include a downloadable slide presentation that will be available during the meeting and may be referenced during the call. This slide presentation will also be available through our investor relations website at https://ir.lutherburbanksavings.com/events-and-presentations/presentations and is filed as an exhibit to the Company's Current Report on Form 8-K, along with this quarterly earnings release. It is recommended that participants dial into the conference call or log into the webcast approximately ten minutes prior to the call.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.9 billion, total loans of $6.9 billion and total deposits of $5.8 billion as of September 30, 2022. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication and the related management commentary contain, and responses to investor questions may contain, forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control and involve a number of risks and uncertainties. Accordingly, we caution you that any such forward-looking statement is not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including without limitation those listed in our annual report on Form 10-K for the year ended December 31, 2021, including under the caption “Risk Factors” in Item 1A of Part I, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures
This news release and related management commentary contain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”), and, therefore, are considered non‐GAAP financial measures, including pre-tax, pre-provision net earnings, efficiency ratio, tangible assets, tangible stockholders’ equity, tangible book value per share and tangible stockholders’ equity to tangible assets. Our management uses these non‐GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations. We believe that these non‐GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and other companies, as well as demonstrate the effects of significant changes in the current period. We also believe that investors find these non‐GAAP financial measures useful as they assist investors in understanding our underlying operating performance and the analysis of ongoing operating trends. However, we acknowledge that our non-GAAP financial measures have a number of limitations. You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we use for the non-GAAP financial measures we disclose, but may calculate them differently. You should understand how we and other companies each calculate non-GAAP financial measures when making comparisons. Reconciliations of these non‐GAAP financial measures to the most directly comparable GAAP measures are provided in the tables below.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2022 (unaudited)	December 31, 2021
ASSETS
Cash and cash equivalents	$256,658	$138,413
Available for sale debt securities, at fair value	640,473	647,317
Held to maturity debt securities, at amortized cost	3,135	3,829
Equity securities, at fair value	10,317	11,693
Loans held-for-investment	6,854,455	6,297,420
Allowance for loan losses	(36,035)	(35,535)
Total loans held-for-investment, net	6,818,420	6,261,885
FHLB stock	32,694	23,411
Premises and equipment, net	14,260	16,090
Prepaid expenses and other assets	145,627	77,319
Total assets	$7,921,584	$7,179,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,794,380	$5,538,243
FHLB advances	1,201,647	751,647
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,754	94,662
Other liabilities	92,277	64,415
Total liabilities	7,244,915	6,510,824
Total stockholders' equity	676,669	669,133
Total liabilities and stockholders' equity	$7,921,584	$7,179,957

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest and fee income:
Loans	$62,366	$56,912	$55,757	$172,911	$164,006
Investment securities	4,127	2,863	2,213	9,290	6,287
Cash, cash equivalents and restricted cash	547	198	78	812	162
Total interest income	67,040	59,973	58,048	183,013	170,455
Interest expense:
Deposits	14,085	6,913	7,535	27,018	28,890
FHLB advances	5,346	3,628	3,573	12,071	11,345
Junior subordinated deferrable interest debentures	560	385	250	1,220	763
Senior debt	1,575	1,575	1,574	4,724	4,723
Total interest expense	21,566	12,501	12,932	45,033	45,721
Net interest income before provision for loan losses	45,474	47,472	45,116	137,980	124,734
Provision for (reversal of) loan losses	500	2,500	(4,000)	500	(9,000)
Net interest income after provision for loan losses	44,974	44,972	49,116	137,480	133,734
Noninterest income	269	362	431	689	1,250
Noninterest expense	15,376	13,325	14,635	44,213	43,919
Income before provision for income taxes	29,867	32,009	34,912	93,956	91,065
Provision for income taxes	8,865	9,442	10,169	27,447	26,695
Net income	$21,002	$22,567	$24,743	$66,509	$64,370
Basic earnings per common share	$0.41	$0.44	$0.48	$1.31	$1.25
Diluted earnings per common share	$0.41	$0.44	$0.48	$1.30	$1.24

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
PERFORMANCE RATIOS
Return on average:
Assets	1.10%	1.23%	1.34%	1.20%	1.20%
Stockholders' equity	12.33%	13.41%	15.24%	13.11%	13.48%
Efficiency ratio (1)	33.61%	27.86%	32.13%	31.88%	34.86%
Noninterest expense to average assets	0.80%	0.72%	0.79%	0.80%	0.82%
Loan to deposit ratio	118.29%	117.09%	113.54%	118.29%	113.54%
Average stockholders' equity to average assets	8.90%	9.15%	8.80%	9.14%	8.87%
Dividend payout ratio	29.23%	27.15%	25.13%	27.80%	19.00%
YIELDS/RATES
Yield on loans	3.70%	3.50%	3.46%	3.54%	3.46%
Yield on investments	2.43%	1.76%	1.32%	1.88%	1.30%
Yield on interest earning assets	3.56%	3.31%	3.18%	3.35%	3.19%
Cost of interest bearing deposits	1.00%	0.50%	0.54%	0.66%	0.72%
Cost of borrowings	2.42%	2.19%	1.98%	2.28%	2.11%
Cost of interest bearing liabilities	1.26%	0.77%	0.78%	0.92%	0.95%
Net interest spread	2.30%	2.54%	2.40%	2.43%	2.24%
Net interest margin	2.42%	2.62%	2.47%	2.52%	2.34%
CAPITAL
Total equity to total assets	8.54%	8.92%	9.06%
Tangible stockholders' equity to tangible assets (1)	8.50%	8.88%	9.01%
Book value per share	$13.25	$13.15	$12.65
Tangible book value per share (1)	$13.18	$13.09	$12.59
ASSET QUALITY
Net charge-offs	$—	$—	$—
Net charge-off ratio	—%	—%	—%
Nonperforming loans to total loans	0.06%	0.08%	0.01%
Nonperforming assets to total assets	0.05%	0.07%	0.01%
Allowance for loan losses to loans held-for-investment	0.53%	0.54%	0.59%
Allowance for loan losses to nonperforming loans	940.86%	706.46%	5,806.38%
Criticized loans	$24,120	$27,513	$21,234
Classified loans	$20,689	$22,492	$15,714
LOAN COMPOSITION
Multifamily residential	$4,495,363	$4,414,725	$4,226,685
Single family residential	$2,159,384	$2,011,374	$1,908,297
Commercial real estate	$181,971	$184,708	$193,224
Construction and land	$17,737	$27,022	$15,655
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$148,658	$173,317	$123,239
Interest bearing transaction accounts	$169,019	$230,587	$167,919
Money market deposit accounts	$2,862,302	$3,024,460	$2,784,470
Time deposits	$2,614,401	$2,240,395	$2,511,528

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$29,867	$32,009	$34,912	$93,956	$91,065
Plus: Provision for (reversal of) loan losses	500	2,500	(4,000)	500	(9,000)
Pre-tax, pre-provision net earnings	$30,367	$34,509	$30,912	$94,456	$82,065
Efficiency Ratio
Noninterest expense (numerator)	$15,376	$13,325	$14,635	$44,213	$43,919
Net interest income	45,474	47,472	45,116	137,980	124,734
Noninterest income	269	362	431	689	1,250
Operating revenue (denominator)	$45,743	$47,834	$45,547	$138,669	$125,984
Efficiency ratio	33.61%	27.86%	32.13%	31.88%	34.86%

(Dollars in thousands except per share data)	September 30, 2022	June 30, 2022	September 30, 2021
Tangible Book Value Per Share
Total assets	$7,921,584	$7,530,516	$7,220,786
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,918,287	7,527,219	7,217,489
Less: Total liabilities	(7,244,915)	(6,858,894)	(6,566,850)
Tangible stockholders' equity (numerator)	$673,372	$668,325	$650,639
Period end shares outstanding (denominator)	51,074,605	51,063,498	51,682,604
Tangible book value per share	$13.18	$13.09	$12.59
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$673,372	$668,325	$650,639
Tangible assets (denominator)	$7,918,287	$7,527,219	$7,217,489
Tangible stockholders' equity to tangible assets	8.50%	8.88%	9.01%